Exhibit 4

                          AMENDMENT TO RIGHTS AGREEMENT

         This Amendment to Rights Agreement (the "Amendment"), dated as of December 3, 2001, by and between Union Planters Corporation (the "Company") and American Stock Transfer & Trust Company ("AST") amends that certain Rights Agreement (the "Rights Agreement") dated as of January 22, 1999, by and between the Company and Union Planters Bank, National Association (formerly, Union Planters National Bank) ("Union Planters Bank"). Union Planters Bank executes this Amendment to evidence its consent hereto and to the substitution of AST as Rights Agent under the Rights Agreement. Unless otherwise defined herein, capitalized terms used in the Amendment shall have the meanings ascribed to them in the Rights Agreement.

         WHEREAS, effective as of December 3, 2001, Union Planters Bank no longer desires to serve as Rights Agent under the Rights Agreement;

         WHEREAS, AST has agreed to serve as successor Rights Agent pursuant to the terms and conditions of the Rights Agreement as amended by this Amendment;

         WHEREAS, pursuant to Section 26 of the Rights Agreement, prior to the Distribution Date, the Company may amend any provision of the Rights Agreement, provided the consent of the Rights Agent is required for any amendment changing the rights or duties of the Rights Agent; and

         WHEREAS, the Company has determined to amend the Rights Agreement to substitute AST for Union Planters Bank as Rights Agent, and Union Planters Bank has consented to the amendment;

         NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

         Section 1. APPOINTMENT OF SUCCESSOR RIGHTS AGENT. The Company hereby appoints AST to succeed to Union Planters Bank as Rights Agent for the Company, effective as of December 3, 2001. From and after December 3, 2001, all references to "Rights Agent" in the Rights Agreement shall be deemed to refer to AST. AST hereby accepts such appointment, and acknowledges that from and after December 3, 2001, it shall be fully responsible for all duties and obligations of the Rights Agent under the Rights Agreement.

         Section 2. AMENDMENTS TO RIGHTS AGREEMENT. The Rights Agreement is hereby amended as follows, effective as of December 3, 2001:

         [A] The title of the Rights Agreement is hereby amended and restated in its entirety as follows:



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         "Rights  Agreement dated as of January 19, 1999, as amended December 3,
         2001, between UNION PLANTERS CORPORATION, a Tennessee corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation as Rights Agent (the "Rights Agent")"

         [B]    Section 3(d) of the Rights Agreement is hereby amended and restated in its entirety as follows:

              "(d) Certificates issued for Common Shares after the Record Date (including, without limitation, upon transfer or exchange of outstanding Common Shares), but prior to the earliest of the Distribution Date, the Redemption Date or the Expiration Date, shall have printed on, written on or otherwise affixed to or attached to them the following legend:

              This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement dated as of January 19, 1999, as amended December 3, 2001, and as it may be further amended from time to time (the "Rights Agreement"), between Union Planters Corporation (the "Company") and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Rights Agent will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Rights beneficially owned by Acquiring Persons or their Affiliates or Associates (as such terms are defined in the Rights Agreement) and by any subsequent holder of such Rights are null and void and nontransferable.

         Notwithstanding this paragraph (d), the omission of a legend shall not affect the enforceability of any part of this Rights Agreement or the rights of any holder of Rights."

         [C] Section 25 of the Rights Agreement is hereby amended by deleting the address provided for the Rights Agent and inserting the following in lieu thereof:

                     American Stock Transfer & Trust Company
                     59 MAIDEN LANE PLAZA LEVEL NEW YORK, NY 10038

         [D] The first paragraph under the heading "UNION PLANTERS CORPORATION" on Exhibit B to the Rights Agreement is hereby amended by striking the following language in the first sentence of said paragraph:



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         "Rights Agreement dated as of January 19, 1999 (the "Rights
         Agreement"), between Union Planters Corporation, a Tennessee corporation (the "Company"), and Union Planters National Bank, as Rights Agent (the "Rights Agent")"

and inserting the following language in its place:

         "Rights Agreement dated as of January 19, 1999, as amended December 3, 2001 (the "Rights Agreement"), between Union Planters Corporation, a Tennessee corporation (the "Company"), and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"),"

In addition, the countersignature block for the Rights Agent at the foot of the front side of the Rights Certificate (on page B-3 of Exhibit B to the Rights Agreement) is amended to substitute "American Stock Transfer & Trust Company" for "Union Planters National Bank".

         Section 3. RATIFICATION; EFFECT OF AMENDMENT. This Amendment shall be construed in accordance with and as a part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

         Section 4. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 5. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the law of the Commonwealth of Kentucky and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State.

         Section 6. COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 7. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of December 3, 2001.

                                       UNION PLANTERS CORPORATION


                                       By: /S/ E. JAMES HOUSE, JR.
                                           E. James House, Jr.
                                           Secretary


                                       AMERICAN STOCK TRANSFER & TRUST COMPANY


                                       By:  /S/ HERBERT J. LEMMER

                                       Name: Herbert J. Lemmer

                                       Title: Vice President


Consented to as of December 3, 2001:

UNION PLANTERS BANK, NATIONAL ASSOCIATION
  (formerly, UNION PLANTERS NATIONAL BANK)


By: /S/ E. JAMES HOUSE, JR.
      E. James House, Jr.,
      Secretary and Cashier